As filed with the Securities and Exchange Commission on May 20, 2003
Registration No. 33-___________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Arel Communications and Software Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

22 Einstein Street
Park Hamadah, Building 22
Kiryat Weizmann
P.O. Box 4042
Nes Ziona 74140, Israel
(Address of Principal Executive Offices)

Employee Share Option Plan 2000
U.S. Employee Share Option Plan 2000
(Full Title of Plan)

Arel Communications and Software Inc.
1200 Ashwood Parkway, Suite 550
Atlanta, Georgia 30338
Tel: (770) 396-8105
Facsimile: (770) 396-1755
(Name, address and telephone number of agent for service)

Copies of all Correspondence to:
David H. Schapiro, Esq.
Yigal Arnon & Co.
1 Azrieli Center
Tel Aviv, 67021 Israel
Tel:  972-3-608-7856
Fax:  972-3-608-7714

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(2)		Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Ordinary Shares, par value NIS 0.001 per share (“Ordinary Shares”)	718,500	(3)	$1.853	(4)	$1,331,570.60	$168.71
Ordinary Shares	406,500	(5)	$2.135		$867,877.50	$109.96
Ordinary Shares	150,000	(6)	$3. 16		$474,000	$60.06
Ordinary Shares	215,000	(7)	$2.63	(4)	$565,650	$71.66
Ordinary Shares	500,000	(8)	$0.932		$466,000	$59.04
Ordinary Shares	125,000	(9)	$0.60		$75,000	$9.50
TOTAL:	2,115,000		$1.787	(10)	$3,780,031.50	$478.93

(1)

This Registration Statement also registers an indeterminate number of Ordinary Shares, which may become issuable pursuant to the adjustment and anti-dilution provisions of the plans and options to which this Registration Statement relates.

(2)

Calculated solely for the purpose of determining the registration fee based upon the assumed offering prices of the shares determined pursuant to Rules 457(h).  In the case of shares purchasable upon exercise of outstanding options, such assumed offering price is the exercise price provided for in the relevant option.  In all other cases, such assumed offering price is $2.135, which represents the average of the high and low sales prices of the Ordinary Shares as quoted through the Nasdaq Small Cap Market on May 13, 2004.

(3)

Represents shares that may be issued pursuant to options, which have been granted pursuant to the Registrant’s Employee Share Option Plan 2000 and U.S. Employee Share Option Plan 2000 (the “2000 Plans”).

(4)	Represents the weighted average of the exercise prices provided for in the relevant options.

(5)	Represents shares that may be issued pursuant to options, which may be granted pursuant to the 2000 Plans.

(6)

Represents shares that may be issued to certain employees (identified in the reoffer prospectus included herein) pursuant to options heretofore granted pursuant to the Unanimous Written Consent of the Board of Directors of Arel Communications and Software Ltd. (“Arel”) dated July 30, 1998. These shares, if and when issued, may constitute “control securities” within the meaning of General Instruction C to Form S-8.  As permitted by such instruction, this Registration Statement registers the possible resale of such shares from time to time.

(7)

Represents shares that may be issued to Mr. Zvi Klier pursuant to options heretofore granted pursuant to the Unanimous Written Consent of the Compensation Committee for Executives of Arel dated March 26, 2001 and the Grant Letter to Mr. Zvi Klier dated July 1998.

(8)

Represents shares that may be issued to certain employees (identified in the reoffer prospectus included herein) pursuant to options heretofore granted pursuant to the Chief Executive Officer Employment Agreement dated May 1, 2002 between Arel Communications and Software, Inc. and Philippe Szwarc. These shares, if and when issued, may constitute “control securities” within the meaning of General Instruction C to Form S-8.  As permitted by such instruction, this Registration Statement registers the possible resale of such shares from time to time.

(9)

Represents shares that may be issued to certain employees (identified in the reoffer prospectus included herein) pursuant to options heretofore granted pursuant to the Chief Financial Officer Employment Agreement dated July 15, 2002 between Arel Communications and Software, Ltd. and Daniel Yelin. These shares, if and when issued, may constitute “control securities” within the meaning of General Instruction C to Form S-8.  As permitted by such instruction, this Registration Statement registers the possible resale of such shares from time to time.

(10)	Represents the weighted average of the maximum offering prices per share set forth above.

EXPLANATORY NOTE

               We have prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register resales of certain shares of our ordinary shares, issued under Arel’s Employee Share Option Plan 2000 and the U.S. Employee Share Option Plan 2000 (the “2000 Plans”), issued to certain of our officers, key employees and other employees and options issued to certain of our affiliates (or persons that may be deemed to be our affiliates) pursuant to either resolutions of our Board of Directors, its Compensation Committee or according to agreements with such affiliates.

               This registration statement contains two parts. The first part contains information required in the registration statement under Part II of Form S-8. The second part contains the Reoffer Prospectus filed as a part of this Registration Statement, which has been prepared in accordance with the requirements of Part I of Form F-3 and may be used for reofferings of our ordinary shares acquired by the persons named therein pursuant to corporate documents granting the shares to such persons.

               The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants in the 2000 Plans as specified by Rule 428(b)(i) under the Securities Act.  Such documents are not required to be, and are not being, filed by us with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

               As used herein or any in any document incorporated by reference hereto, the “Company”, “Arel Communications and Software Ltd.”, “Arel”, “Registrant”, “we”, “us”, or “our” refers to Arel Communications and Software Ltd. and its consolidated subsidiaries.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

               The statements incorporated by reference or contained in this prospectus discuss our future expectations, contain projections of our results of operations or financial condition, and include other “forward-looking” information within the meaning of Section 27A of the Securities Act. Our actual results may differ materially from those expressed in forward-looking statements made or incorporated by reference in this prospectus.  Forward-looking statements that express our beliefs, plans, objectives, assumptions or future events or performance may involve estimates, assumptions, risks and uncertainties.  Therefore, our actual results and performance may differ materially from those expressed in the forward-looking statements.  Forward-looking statements often, although not always, include words or phrases such as the following:

•	“will likely result”

•	“are expected to”

•	“will continue”

•	“is anticipated”

•	“estimate”

•	“intends”

•	“plans”

•	“projection”

•	“outlook”

               You should not unduly rely on forward-looking statements contained or incorporated by reference in this prospectus.  Factors discussed below and in our other SEC filings describe various uncertainties, estimates, assumptions and risks which may cause actual results or outcomes to differ materially from those expressed in forward-looking statements.  You should read and interpret any forward-looking statements together with these documents.

               Any forward-looking statement speaks only as of the date on which that statement is made.  We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information*

Item 2.   Registrant Information and Employee Plan Annual Information*

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents By Reference

               The following documents filed by us, Arel Communications and Software Ltd., a company organized under the laws of the State of Israel, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

•	Annual Report on Form 20-F for the year ended December 31, 2002 (filed on June 30, 2003).

•	Report on Form 6-K dated March 2003 (filed on March 7, 2003).

•	Report on Form 6-K dated May 2003 (filed on May 22, 2003).

•	Report on Form 6-K dated June 2003 (filed on June 11, 2003).

•	Report on Form 6-K dated August 2003 (filed on August 14, 2003).

•	Report on Form 6-K dated November 2003 (filed on November 6, 2003).

•	Report on Form 6-K dated November 2003 (filed on November 26, 2003).

•	Report on Form 6-K dated February 2004 (filed on February 12, 2004).

•	Report on Form 6-K dated May 2004 (filed on May 13, 2004).

•	Schedule 14D-9 (filed on May 13, 2004).

•	Report on Form 6-K dated May 2004 (filed on May 19, 2004)

•	Report on Form 6-K dated May 2004 (filed on May 20, 2004)

•	The description of the Company’s Ordinary Shares, par value NIS 0.001 per share,

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8 and will be sent or given to participants in the 200 Plans as specified by Rule 428(b)(i) under the Securities Act of 1933.  Such documents are not required to be, and are not being, filed with the Securities and Exchange Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

THE COMPANY HAS RECEIVED FROM THE SECURITIES AUTHORITY OF THE STATE OF ISRAEL AN EXEMPTION PURSUANT TO THE RELEVANT PREVAILING LAWS OF THE STATE OF ISRAEL, WITH RESPECT TO OFFERING OF THE SECURITIES DESCRIBED IN THIS PROSPECTUS TO THE EMPLOYEES OF THE COMPANY.

contained in its Registration Statement on Form 8-A filed with the Commission on November 25, 1994 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

               All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.   Description of Securities.

               Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

               Not Applicable.

Item 6.   Indemnification of Directors and Officers.

               The Israeli Companies Law, or the Companies Law, provides that a company may include in its articles of association provisions allowing it to:

1.	partially or fully exempt, in advance, an office holder of the company from his responsibility for damages caused by the breach of his duty of care to the company;

2.

enter into a contract to insure the liability of an office holder of the company by reason of acts or omissions committed in his capacity as an office holder of the company with respect to the following:

	(a)	the breach of his duty of care to the company or any other person;

(b)

the breach of his duty of loyalty to the company to the extent he acted in good faith and had a reasonable basis to believe that the act or omission would not prejudice the interests of the company; and

	(c)	monetary liabilities or obligations which may be imposed upon him in favor of other persons;

3.	indemnify an office holder of the company for:

(a)

monetary liabilities or obligations imposed upon him in favor of other persons pursuant to a court judgment, including a compromise judgment or an arbitrator’s decision approved by a court, by reason of acts or omissions of such person in his capacity as an office holder of the company; and

(b)

reasonable litigation expenses, including attorney’s fees, actually incurred by such office holder or imposed upon him by a court, in an action, suit or proceeding brought against him by or on behalf of the company or by other persons, or in connection with a criminal action from which he was acquitted, or in connection with a criminal action which does not require criminal intent in which he was convicted, in each case by reason of acts or omissions of such person in his capacity as an office holder.

          The Companies Law provides that a company’s articles of association may provide for indemnification of an office holder post-factum and may also provide that a company may undertake to indemnify an office holder in advance, provided such undertaking is limited to types of occurrences, which, in the opinion of the company’s board of directors, are, at the time of the undertaking, foreseeable and to an amount the board of directors has determined is reasonable in the circumstances.

          The Companies Law provides that a company may not indemnify or exempt the liabilities of an office holder or enter into an insurance contract which would provide coverage for the liability of an office holder with respect to the following:

•	a breach of his duty of loyalty, except to the extent described above;

•	a breach of his duty of care, if such breach was done intentionally, recklessly or with disregard of the circumstances of the breach or its consequences;

•	an act or omission done with the intent to unlawfully realize personal gain; or

•	a fine or monetary settlement imposed upon him.

          Under the Companies Law, the term “office holder” includes a director, managing director, general manager, chief executive officer, executive vice president, vice president, other managers directly subordinate to the managing director and any other person fulfilling or assuming any such position or responsibility without regard to such person’s title.

          The grant of an exemption, an undertaking to indemnify or indemnification of, and procurement of insurance coverage for, an office holder of a company requires, pursuant to the Companies Law, the approval of the company’s audit committee and board of directors, and, in certain circumstances, including if the office holder is a director, the approval of the company’s shareholders.

          We currently maintain a Directors and Officers liability insurance policy with a per claim aggregate coverage limit of $5,000,000, including legal costs.

          Reference is made to Item 9 of this Registration Statement for additional information regarding indemnification of directors and officers.

Item 7.   Exemption From Registration Claimed.

               Not Applicable.

Item 8.   Exhibits.

4.1	Memorandum of the Registrant (incorporated by reference from our Registration Statement on Form F-1, File No. 33-76350, as amended, filed with the Commission on March 11, 1994).

4.2	Articles of Association of the Registrant (incorporated by reference from our Registration Statement on Form F-1, File No. 33-76350, as amended, filed with the Commission on March 11, 1994).

4.3	Employee Share Option Plan 2000 (for Israeli employees).

U.S. Employee Share Option Plan 2000 (for U.S. employees).

4.4	Unanimous Written Consent of the Board of Directors of Arel dated July 30, 1998.

4.5	Unanimous Written Consent of the Compensation Committee for Executives of Arel dated March 26, 2001.

4.6	Grant Letter to Mr. Zvi Klier dated July 1998.

4.7

Chief Executive Officer Employment Agreement dated May 1, 2002 between Arel Communications and Software, Inc. and Philippe Szwarc (incorporated by reference from our Annual Report on Form 20-F for the year ended December 31, 2002, filed with the Commission on June 30, 2003).

4.8

Chief Financial Officer Employment Agreement dated July 15, 2002 between Arel Communications and Software, Inc. and Daniel Yelin (incorporated by reference from our Annual Report on Form 20-F for the year ended December 31, 2002, filed with the Commission on June 30, 2003).

4.9	Form of Grant Letter under the Employee Share Option Plan 2000 (for Israeli employees).

Form of Grant Letter under the U.S. Employee Share Option Plan 2000 (for U.S. employees).

5.1	Opinion of Yigal Arnon & Co.

23.1	Consent of Yigal Arnon & Co. (included in the opinion filed as Exhibit 5.1).

23.2	Consent of Kesselman & Kesselman.

24.1	Power of Attorney (included on signature page).

Item 9.   Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

REOFFER PROSPECTUS

775,000 Ordinary Shares
Arel Communication and Software Ltd.

          This Prospectus relates to the offer by Mr. Izhak Gross, the Chairman of our Board of Directors, Mr. Philippe Szwarc, our Chief Executive Officer and Mr. Daniel Yelin, our Chief Financial Officer, named herein under the caption “Selling Securityholders” (the “Selling Securityholders”) for sale to the public of ordinary shares of Arel, par value NIS 0.001 per share (“Ordinary Shares”), which may be acquired by Messrs. Gross, Yelin and Szwarc through their exercise of stock options granted to them by our Board of Directors, or the Compensation Committee appointed by the board. See “Selling Securityholders.”

          Our ordinary shares are quoted on the NASDAQ Small Cap Market under the symbol “ARLC”.  On May 18, 2004, the closing price of our ordinary shares on the NASDAQ Small Cap Market was $2.44, per share.

          Messrs. Gross, Yelin and Szwarc may sell all or a portion of the ordinary shares offered hereby in negotiated transactions or in one or more transactions on the NASDAQ Small Cap Market at prices prevailing at the time of sale.  In connection with such sales, Messrs. Gross, Yelin and Szwarc and any participating broker may be deemed to be “underwriters” of the ordinary shares being offered hereby within the meaning of the Securities Act.  We will not receive any proceeds from the sale of the ordinary shares being offered hereby.  If the sales are made through brokers or dealers, commissions and fees will be paid accordingly by Messrs. Gross, Yelin and Szwarc.

          INVESTORS SHOULD CAREFULLY CONSIDER CERTAIN RISKS RELATING TO THE COMPANY, INCLUDING ITS LOCATION IN ISRAEL.  SEE “RISKS FACTORS” COMMENCING ON PAGE 19 HEREOF.

          THE COMPANY HAS RECEIVED FROM THE SECURITIES AUTHORITY OF THE STATE OF ISRAEL AN EXEMPTION FROM THE OBLIGATION TO PUBLISH THIS PROSPECTUS IN THE MANNER REQUIRED PURSUANT TO THE PREVAILING LAWS OF THE STATE OF ISRAEL.  NOTHING IN SUCH EXEMPTION OF THE SECURITIES AUTHORITY OF THE STATE OF ISRAEL SHALL BE CONSTRUED AS AUTHENTICATING THE MATTERS CONTAINED IN THIS PROSPECTUS OR AS AN APPROVAL OF THEIR RELIABILITY OR ADEQUACY OR AS AN EXPRESSION OF OPINION AS TO THE QUALITY OF THE SECURITIES OFFERED HEREBY.

          NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION HAVE APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE UNDER THE LAWS OF THE UNITED STATES.

The date of this Prospectus is May 20, 2004

775,000
O r d i n a r y   S h a r e s

A R E L  C O M M U N I C A T I O N S

A N D

S O F T W A R E   L T D.

               No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, by the Selling Securityholder or by any other person.  This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person or by anyone in any jurisdiction in which such offer or solicitation may not lawfully be made. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof, or that the information herein contained is correct as of any time subsequent to its date.

PROSPECTUS

May 20, 2004

AVAILABLE INFORMATION

               We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, as applicable to foreign private issuers.  Accordingly, we file annual and current reports and other information with the SEC.  You may read and copy any document we file with the SEC at the SEC’s public reference room, 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on these public reference rooms. In addition, certain information concerning our company can be inspected and copied at the offices of the Israeli Registrar of Companies at 97 Jaffa Street, Jerusalem, Israel.  All documents that we have filed on the SEC’s EDGAR system are available for retrieval on the SEC’s website at http://www.sec.gov.

               We customarily solicit proxies by mail; however, as a “foreign private issuer”, we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations.  Also, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act and the rules thereunder, with respect to their purchases and sales of securities.  In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

               Incorporation of Certain Information by Reference. We hereby incorporate by reference the Company’s Annual Report on Form 20-F for the year ended December 31, 2002 (“Form 20-F”), the Company’s Registration Statements on Form F-3 filed on September 2, 1999, on June 2, 2000, Schedule 14D-9, Interim Reports on Form 6-K filed with the Commission since June 30, 2003, our consolidated financial statements for the year ended December 31, 2003, filed on Form 6-K, pursuant to the Exchange Act, and the description of the Company’s Ordinary Shares, par value NIS 0.001 per share, contained in its Registration Statement on Form 8-A filed with the Commission on November 25, 1994 under the Exchange Act, including any amendment or report filed for the purpose of updating such description. Each document filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

               We have filed with the Commission a registration statement on Form S-8 (herein, together with all amendments and exhibits thereto, referred to as the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the shares being offered pursuant to this Prospectus.  This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.  For further information, reference is hereby made to the Registration Statement and the documents incorporated herein by reference and attached hereto.

               A copy of this registration statement, our memorandum of association, our articles of association and the documents filed as exhibits (see list below), are available for inspection at our offices at 22 Einstein Street, Park Hamadah, Building 22, Kiryat Weizmann, Nes Ziona, 74140, Israel.

               You may request, at no cost, a copy of any documents incorporated by reference herein, excluding all exhibits, unless we have specifically incorporated by reference an exhibit, by writing or telephoning us at:

               Arel Communications and Software Ltd.
               22 Einstein Street
               Park Hamadah, Building 22
               Post Office Box 4042
               Kiryat Weizmann, Nes Ziona, 74140 Israel
               972-8-940-7711
               Attention: Mr. Danny Yelin, Chief Financial Officer

COMPANY INFORMATION

          We are in the business of providing interactive voice, video and data web communication solutions for conferencing, collaboration and corporate training applications that enable content, audio and video interaction in real time between large numbers of participants at remote locations.  We develop, market and sell an integrated suite of enterprise software applications that allows geographically dispersed users to work together in groups, attend webinars and panel discussions, participate in training courses, and have one-on-one meetings with customers or colleagues. The Arel Spotlight™ application suite consists of Spotlight Meeting™, Spotlight Webinar™ and Spotlight Campus.™  Our enterprise software allows users to speak, share data, share applications, chat and see one another, all in real time.

          All Arel Spotlight applications are designed using our Integrated Conferencing Platform™ (ICP) core software. ICP is a scaleable, secure, and network-friendly software platform architected from the ground up to deliver synchronized, real-time voice, video and data communication over converged IP networks. ICP provides seamless interoperability with existing video conferencing, PSTN and satellite based corporate network infrastructures, and easy integration with existing corporate knowledge-ware and information management systems.

          Our universal conferencing software is an on-premise solution designed for enterprise wide deployments. Our solution utilizes the existing IP network and preserves prior investment in legacy video and voice systems. It also enables large enterprises to migrate from ‘off-network’ pay per usage services to an ‘on-network’ solution for greater control, cost-savings and integration with internal systems. Arel’s ICP-based Spotlight application suite offers these universal conferencing capabilities to enable enterprises to extract the greatest value from their network and information system infrastructures:

•	Universal media support for coordinated, real-time voice, video and data streams.

•	Universal network support for seamless traversal of firewalls and proxies, and bandwidth QoS (quality of service) for all media streams on converged IP networks.

•	Universal protocol support for interoperability with existing PSTN, videoconferencing and satellite networks.

•	Universal application-level support for easy integration with information management systems and context sensitive contextual collaboration.

•	Universal client support for ubiquitous connectivity from any end-user computing device.

          Our universal conferencing technology allows users with different types of end-points (including desktops, laptops, interactive response units, and even wireless handheld devices) to participate in live and archived on-demand sessions over various networks (ranging from narrowband to broadband, Intranet, Virtual Private Networks (VPNs) and the Internet). Our ICP-based rich-media, real-time communication software makes meetings more effective and facilitates collaboration for key business processes such as corporate and marketing communications, distance learning, product development, customer relationship management, and supply chain management.

          Other information with respect to our Company is included in Form 20-F for the year ended December 31, 2002, which is incorporated herein by reference.

          Our legal and commercial name is Arel Communications and Software Ltd.  We were incorporated in Israel in 1982 and organized pursuant to the Israel Companies Ordinance, which was replaced in February 2000 by the Israel Companies Law.  Our executive offices are located at 22 Einstein Street, Park Hamadah, Building 22, Post Office Box 4042, Kiryat Weizmann, Nes Ziona, 74140 Israel and our telephone number is +972-8-940-7711.  Our website is www.arelcom.com.  Information on our web site is not incorporated by reference in this registration statement.

MATERIAL CHANGES

          In March 2004, we settled our dispute with W2Com. Pursuant to the Settlement and Release Agreement, which was entered into in October 2003, (i) the parties to the dispute irrevocably and unconditionally released each other from any and all claims, (ii) we received $500,000 and 200,000 shares of the 1,049,999 shares which were deposited in escrow were returned to us, and (iii) 849,999 shares of the 1,049,999 shares which were deposited in escrow were released to Clayton L. Mathile, as Trustee under an Amended and Restated Agreement of Trust for Clayton L. Mathile, dated June 18, 2001. In accordance with the Israel Company’s Law, the 200,000 shares that were returned to us have become dormant shares.

          In May 2004, we announced that our largest shareholder, Clayton L. Mathile, has agreed to purchase all of the 842,619 shares held by Mr. Izhak Gross, the Chairman of our Board of Directors, at a price per share of $4.75. Such amount of shares constitutes all of Mr. Gross’ holdings in Arel, other than options to purchase 150,000 ordinary shares of Arel. In connection with this transaction, in accordance with Israeli law, Mr. Mathile also agreed to launch a partial tender offer pursuant to which Mr. Mathile will offer to purchase shares equal to up to 5% of Arel’s shares at the same price of $4.75 per share. Mr. Gross has agreed not to exercise his options during the offer should they not have been exercised prior to such time. Mr. Gross further agreed to tender all of the shares he owns in accordance with the terms of the offer. Following the purchase of his shares, Mr. Gross will retire from Arel’s board of directors. Within 10 days following the tender offer, Mr. Mathile will purchase shares held by Mr. Gross not purchased in the tender offer.

          Mr. Mathile has not yet commenced the tender offer. Investors and shareholders are strongly advised to read each of the tender offer statement of Mr. Mathile and the solicitation/recommendation statement of Arel when each becomes available because they will contain important information. Investors and shareholders may obtain the tender offer statement and the solicitation/recommendation statement and other filed documents at no charge when they are available on the sec’s web site (www.sec.gov) and at no charge from Arel and Mr. Mathile.

RISK FACTORS

          An investment in our securities is speculative and involves a high degree of risk.  Therefore, you should not invest in our securities unless you are able to bear a loss of your entire investment.  You should carefully consider the following factors as well as the other information contained in this prospectus before deciding to invest in our ordinary shares. Factors that could cause actual results to differ from our expectations, statements or projections include the risks and uncertainties relating to our business described below. This prospectus and statements that we may make from time to time may contain forward-looking information.  There can be no assurance that actual results will not differ materially from our expectations, statements or projections.  The information in this prospectus is complete and accurate as of this date, but the information may change after the date of this prospectus.  We undertake no obligation to revise or update any forward-looking statements to reflect any event or circumstance that may arise or develop after the date of this prospectus.

Risk Factors Related to our Business

          We experience significant fluctuations in our results of operations.

          We have experienced, and expect to continue to experience, significant quarter-to-quarter fluctuations in our results of operations as a result of a variety of factors, including:

•	long sales cycle ranging from 6 months to 2 years;

•	the size and timing of individual orders, especially with respect to our Arel Spotlight application suite for conferencing, collaboration and corporate training applications;

•	competition and pricing;

•	customer order deferrals in anticipation of introduction or enhancement of products by us or our competitors;

•	availability of bandwidth;

•	market acceptance of new products;

•	research and development costs;

•	technological changes;

•	changes in our operating expenses;

•	personnel changes;

•	foreign currency exchange rates;

•	mix of products sold;

•	quality control of products sold;

•	difficulties in complying with e-Learning, video-conferencing and telephony standards;

•	risks related to entering the conferencing and collaboration market;

•	political unrest in Israel; and

•	general economic conditions.

          As a result, in reviewing our results of operations, you should not place undue emphasis on quarter-to-quarter comparisons.  Our results in any quarter may not be indicative of the results we may achieve in any subsequent quarter or for the full year. Quarterly fluctuations in operating results may result in volatility in the market price of our ordinary shares.  If our results of operations for any quarter are less favorable than the results expected by the market, the market prices of our ordinary shares would be adversely affected.

          In order to compete effectively in the markets for our products, we need to develop new and enhanced products, which are acceptable to our customers.

          Our industry is characterized by rapid technological changes. The introduction of new products or services or enhancements embodying new technologies and the emergence of new industry standards and practices can rapidly render existing products obsolete and unmarketable.  Accordingly, in order for us to grow and remain competitive in the future, we will need to continue to anticipate changes in technology and industry standards.  We will also have to successfully develop and introduce new and enhanced products, which can gain market acceptance on a timely basis.

          If we do not develop products that are technologically competitive, responsive to our customers’ needs and competitively priced, our business will be negatively affected.  We cannot guarantee that we will timely or successfully develop new or enhanced products or successfully manage transitions from one product release to the next.  We may not have the necessary resources to invest in such product development.

          We may not be able to successfully compete in the extremely competitive markets for our products.

          The conferencing and the interactive distance learning markets are extremely competitive.  In the interactive distance learning market, our primary direct competitor is One Touch Systems, Inc.  In addition, we face competition from companies whose products are more geared towards web-based training and e-learning. Our primary competitors in this area are Centra Software, Inc., and InterWise Ltd. We have also encountered competition from IBM with its Lotus Learning Space product and limited competition from companies such as Docent, Inc., Saba Software, Inc. and SkillSoft, plc. which have business relationships with our direct competitors. Since the expansion of our strategic positioning toward the fully synchronized video, voice and data conferencing market, our competitors’ landscape has grown to include companies such as Polycom, Inc., Webex, Placeware (acquired by Microsoft in 2003), and First Virtual Communications due to their efforts to introduce conference solutions through IP-based networks. We expect that we will continue to be exposed to additional competitors as result of our shift towards the video conferencing market.

          Many of our competitors have substantially greater capital resources, research and development staffs, facilities, marketing and distribution networks, name recognition and more extensive customer bases than we do. While we plan to continue to improve our products, we cannot guarantee that we will successfully differentiate our products from those of our competitors or that the marketplace will consider our products superior to those of our competitors. Our competitors may also merge, thus creating stronger vendors.

          We have a history of losses and may not be profitable in the future.

          Between the years 1999-2002, we did not generate net income on an annual basis. We incurred net losses of $228,000 (excluding amortization of goodwill of $878,000), $5,292,000 (excluding amortization and impairment of goodwill, restructuring and impairment of property and equipment, and impairment of investment of $20,222,000), and $6,218,000 (excluding amortization and impairment of goodwill, restructuring and impairment of property and equipment, and impairment of investment of  $7,438,000) in 2000, 2001, and 2002, respectively. Although we generated net income of $473,000 in 2003, we may operate at a loss in the future and may not achieve profitability.

          Some of our products may contain defects.

          Computer software and hardware products frequently contain errors or failures, especially when first introduced or when new versions are released.  Accordingly, some of our products could contain errors or defects, software viruses, or otherwise fail to meet customer specifications, despite our extensive product testing.  Any product defects in our existing or new products may result in loss or deferral of our revenues, diversion of our resources, damage to our reputation, or increased service and other costs. Although our business has not been adversely affected by product defects to date, we cannot guarantee that our business will not be adversely affected by product defects in the future.

          We depend on single-source suppliers.

          Most of the parts and components which we use to manufacture and assemble our products are available from several sources. However, we purchase certain components from single-source suppliers. If we are forced to use alternative parts or components, we may have to make certain changes in the design of our products that use such components. This could result in delays and interruptions in shipments.  A shortage of such single-source components or our inability to timely develop or obtain alternative sources, if required, would negatively affect our operations.

          Our products employ proprietary technology which is difficult to protect.

          Our success and ability to compete are dependent to a significant degree on our proprietary technology.  We rely on a combination of patent, trade secret, copyright and trademark laws, together with non-disclosure agreements and technological measures to establish and protect proprietary rights in our products.  We cannot assure you that these efforts will provide meaningful protection for our technology because:

•	some foreign countries may not protect our proprietary rights as fully as do the laws of the United States;

•	if a competitor were to infringe on our proprietary rights, enforcing our rights may be time consuming and costly, diverting management’s attention and our resources;

•	measures like entering into non-disclosure and non-competition agreements afford only limited protection;

•	unauthorized and/or unidentifiable parties may attempt to copy aspects of our products and develop similar software or to obtain and use information that we regard as proprietary; and

•	our competitors may be able to design around our intellectual property rights or independently develop products that are substantially equivalent or superior to our products.

          Potential intellectual property rights disputes could make our operations more expensive.

          Our ability to compete successfully depends in part on our ability to operate without infringing on the proprietary rights of others.  Possible infringement claims could harm our business by requiring us to pay royalties or to change our manufacturing processes. The cost of responding to infringement claims could be significant, regardless of whether the claims are valid. While there are no lawsuits or other claims currently pending against us regarding the infringement of patents or intellectual property rights of others, there can be no assurance that we will not become party to such claims in the future.

          Certain of our activities make use of intellectual property owned by third parties.  We believe that we are in compliance with the licensing agreements with the owners of these rights and that the licensing agreements adequately protect our rights.  Failure to maintain our licenses could harm our business.

          The corporate training market for our ICP-based Arel Spotlight Campus application is still developing.

          The corporate training market for our Arel Spotlight Campus e-learning solution for continuous blended live and on-demand courses has begun to develop significantly only in recent years and is rapidly evolving.  As a result, we are uncertain about market demand for, and acceptance of, our solution and the future growth rate of these markets.  We cannot assure you that the market for our ICP-based Spotlight Campus application will develop, or that this system or product will be widely accepted. If the markets fail to develop, develop more slowly than we expect or evolve differently than we anticipate, our business, financial condition and results of operations could be negatively affected.

          The conferencing/collaboration market for our ICP-based Arel Spotlight Meeting and Webinar applications is still developing.

          During the course of 2002, we made a strategic decision to expand our served market by providing an integrated ICP-based enterprise software solution for conferencing and training applications for converged IP networks. Converged networks are IP based networks capable of simultaneous and merged transmission of all of the data, voice and video requirements of an organization. This market is still in its first stages and may take a few years to mature and stabilize. Companies may be reluctant, in the near future, to run live video-related traffic as a corporate-wide solution and may only begin by implementing monitored pilots. If the market for fully integrated video, voice and data solutions over converged networks fails to develop, develops more slowly than we expect or evolves differently than we anticipate, our business, financial condition and results of operations could be negatively affected.

          Our business relies on key customers.

          There are a number of key customers to which we sell a large portion of our products. In light of the fact that the competition is intensive in our field of business, should any of our target customers seek to purchase similar products from other companies, or such key customers reduce or cancel expected orders, this could have a material adverse affect on our profitability.

          We depend on a limited number of key personnel who would be difficult to replace.

          Our success depends to a substantial degree upon our executive and research and development personnel and upon our technical staff.  There is considerable competition for the services of such personnel.  There can be no assurance that we will be able to either retain our current personnel or acquire additional personnel. The loss of certain key managers could diminish our ability to develop and maintain relationships with customers and potential customers.

          We may not be able to retain or attract personnel.

          We will need to attract and retain qualified employees, particularly technical, managerial and research and development personnel.  The competition for such personnel is intense.  We may not be able to retain our key employees or recruit additional qualified personnel.  In addition, our inability to recruit additional key technical personnel in a timely manner would be detrimental to our research and development programs.

          We are subject to several risks as a result of our international sales.

          To date, our products have been sold primarily in North America, and we have increased our efforts to develop business in Europe and the Far East. We are subject to all of the risks inherent in international business activities including the following:

•	unexpected changes in regulatory requirements, tariffs and other trade barriers;

•	difficulties in staffing and managing foreign operations;

•	political instability;

•	fluctuations in currency exchange rates or restrictions on conversion of foreign currencies;

•	reduced protection for intellectual property rights in some countries;

•	burdens with complying with a wide variety of foreign laws and regulations; and

•	potentially adverse tax consequences.

          In addition, if we fail to obtain approvals from foreign governmental bodies, our business, financial condition and results of operations could be negatively affected.  To date, we generally have not experienced any material difficulties in collecting accounts receivable as a result of our international sales.

          The spread of the SARS epidemic or other epidemics could seriously harm our profitability.

          SARS is a flu-like virus which first appeared in China in November 2002. To date, there have been thousands of cases reported worldwide with hundreds of fatalities. Due to the ease with which SARS can spread, medical experts recommend placing people who have contracted SARS into quarantine. Although there have been cases of SARS reported in various regions, SARS was most prominent in Asia and specifically China and Hong Kong. The previous spread of SARS had resulted in a slowdown in our business in China, Singapore, Thailand and Taiwan, where most of our operations in the Far East are situated. Recently, the spread of SARS has been reasonably brought under control. However, in the event of an outbreak of SARS, or other contagious diseases, our ability to travel to selected areas may be limited and our ongoing projects and future sales in such areas may be adversely affected.

          Exchange rate fluctuations could increase the cost of our operations.

          Since the majority of our revenues are denominated and paid in U.S. dollars, we believe that inflation in Israel and fluctuations in the U.S. dollar/NIS exchange rate have no material effect on our revenues. Inflation and U.S. dollar exchange rate fluctuations, however, have some effect on our expenses and, as a result, on our net income/loss.  The cost of our Israel operations, as expressed in U.S. dollars, is influenced by the extent to which any increase in the rate of inflation in Israel is not offset, or is offset on a lagging basis, by a devaluation of the NIS in relation to the U.S. dollar. We strive to limit our exposure to currency fluctuations mainly through “natural” hedging, but we also engage, on a limited basis, in hedging and other transactions intended to manage the risks relating to foreign currency exchange rate or interest rate fluctuations. However, despite any such hedging activity, we are likely to remain exposed to exchange rate fluctuations, which may increase the cost of our activities.

          The government programs and tax benefits we currently participate in or receive require us to meet several conditions and may be terminated or reduced in the future.

          We currently participate in certain government programs and receive certain Israeli government grants and tax benefits.  In order to maintain our eligibility for these grants, programs and tax benefits, we must continue to meet certain conditions, including making certain specified investments in fixed assets.  In addition, some of these programs may restrict our ability to manufacture products or transfer technology outside of Israel.  If we fail to comply with these conditions in the future, the benefits we receive could be canceled or reduced. We could also be required to refund payments previously received under these programs or pay certain taxes or penalties.  We cannot guarantee that these programs and tax benefits will be continued in the future, at their current levels, or at all.  If these programs and tax benefits are ended, our business, financial condition and results of operations could be materially adversely affected.

          Corporate governance scandals and new legislation could increase the cost of our operations.

          As a result of recent corporate governance scandals and the legislative and litigation environment resulting from those scandals, our costs of being a public company have increased. New legislation, such as the Sarbanes-Oxley Act of 2002, has increased the burdens and potential liabilities of being a public reporting company. This and other proposed legislation may further increase the fees of our professional advisors in the future and may cause our insurance premiums to rise.

Risk Factors Relating to our Ordinary Shares

          The market price of our ordinary shares has been, and may continue to be, very volatile.

          The market prices of our ordinary shares since our initial public offering in December 1994, and of other publicly traded software companies in general, have been subject to wide fluctuations.  The following factors may have a significant impact on the market price of our ordinary shares:

•	announcements of technological innovations or new products by our competitors or us;

•	developments or disputes concerning patents or proprietary rights;

•	publicity regarding actual or potential results relating to products under development by us or our competitors;

•	regulatory developments in the United States and other foreign countries;

•	delays in our testing and development schedules;

•	events or announcements relating to our collaborative relationships with others;

•	economic and other external factors;

•	period-to-period fluctuations in our financial results;

•	low trading volume in our ordinary shares; and

•	volatility in the securities markets.

          Our results are affected by volatility in the securities markets and low trading volume in our ordinary shares.

          Due to the recent downturn in the world economy, the securities markets in general have experienced increased volatility which has particularly affected the market prices of equity securities of many high-technology companies, including companies that have a significant presence in Israel.  Although the volatility of these companies’ securities has often been unrelated to the operating performance of these companies, they, and particularly those in the fields of communications, software and Internet, may experience difficulties in raising additional financing required to effectively operate and grow their businesses.  Such failure, the history of low trading volume in our ordinary shares, incidents of unrest and terrorist activity in Israel and the volatility of the securities market in general, and in particular in relation to our ordinary shares, may affect our ability to raise additional financing in the future.

          Market sales of large amounts of our shares eligible for future sale may lower the price of our ordinary shares.

          As of May 13, 2004, we had 13,128,466 ordinary shares outstanding (excluding 200,000 dormant shares), of which, 8,461,410 ordinary shares are freely tradable.  The remaining 4,667,056 ordinary shares outstanding are “restricted securities,” as that term is defined under Rule 144 of the Securities Act of 1933, as amended.  Approximately 1,878,509 of the restricted securities have been held for more than two years, therefore, they may be sold under Rule 144 without regard to the volume limitations and other restrictions of Rule 144, except by holders who are deemed to be our affiliates.  In addition, there are ordinary shares issuable upon the exercise of warrants and options that we have previously granted or may grant in the future, including with respect to options to which the accompanying Registration Statement to this Prospectus relates.

          We are unable to predict the effect that sales made under Rule 144 or pursuant to this Registration Statement may have on the then prevailing market price of our ordinary shares.  It is likely that market sales of large amounts of our ordinary shares (or the potential for those sales even if they do not actually occur) will have the effect of depressing the market price of our ordinary shares.  This could impair our ability to raise capital through the sale of our equity securities.

          Selling and buying our securities may be more difficult since they were transferred from the NASDAQ National Market to the NASDAQ Small Cap Market.

          Our ordinary shares were delisted from the NASDAQ National Market on September 3, 2002, and are currently traded on the NASDAQ Small Cap Market. Consequently, selling (and buying) our securities is more difficult because of:

•	possible reduction in security analysts’ and the news media’s coverage of us.

•	many institutions are limited by their formation documents in their ability to acquire securities traded on the NASDAQ Small Cap.

          These factors could result in lower prices and larger spreads in the bid and ask prices for our ordinary shares than might otherwise be obtained.

          Our shares are subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended.  That rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors.  For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written agreement to the transaction prior to sale.  Consequently, the rule may affect the ability of broker-dealers to sell our ordinary shares and may affect the ability of holders to sell our ordinary shares in the NASDAQ Small Cap Market.

          We do not expect to distribute cash dividends.

          We have never paid a cash dividend and do not expect to pay cash dividends in the foreseeable future.

Risk Factors Related to Operations in Israel

          Conditions in Israel affect our operations.

          We are incorporated under the laws of, and our offices and most of our production facilities are located in, the State of Israel. Although almost all of our sales are made to customers outside of Israel, we are nonetheless directly influenced by the political, economic and military conditions affecting Israel.  Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could have a material adverse effect on our business, financial condition and results of operations.  Israel’s economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980’s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest.  Since the establishment of the State of Israel in 1948, a state of hostility has existed, varying in degree and intensity, between Israel and its Arab neighbors.  In addition, Israel and companies doing business with Israel have been the subject of an economic boycott by the Arab countries since Israel’s establishment.

          Although Israel has entered into various agreements with certain Arab countries and the Palestine Liberation Organization, and various declarations have been signed in connection with efforts to resolve some of the economic and political problems in the Middle East, there has been an increase in unrest since September 2000 and which has continued with varying levels of severity in 2003.  We do not believe that the political and security situation has had any material impact on our business. However, some potential customers have been more hesitant to do business with us due to the political and security situation in Israel. In addition, certain of our business partners and potential partners from Europe and the Far East have declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements where necessary. We can give no assurance that security and political conditions will have no deleterious effects in the future.  Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could adversely affect our operations.  Furthermore, most of our manufacturing facilities are located in Israel, which is currently experiencing civil unrest, terrorist activity and military action. Since we do not have a detailed disaster recovery plan that would allow us to quickly resume manufacturing, we could experience serious disruption of our manufacturing if acts associated with this conflict result in any serious damage to our manufacturing facility. Our business interruption insurance may not adequately compensate us for losses that may occur and any losses or damages incurred by us could have a material adverse effect on our business. We cannot predict whether a full resolution of these problems will be achieved or the nature of any such resolution.

          Our results of operations may be negatively affected by the obligation of our personnel to perform military service.

          Many of our employees in Israel are obligated to perform military reserve duty. In the event of severe unrest or other conflict, individuals could be required to serve in the military for extended periods of time. In response to the increase in terrorist activity and the renewed Palestinian uprising, there has been a significant call up of military reservists, and it is possible that there will be additional call-ups in the future.  Our operations could be disrupted by the absence for a significant period of time of one or more of our key employees or a significant number of our other employees due to military service. Such disruption could harm our operations.

          It may be difficult to enforce a U.S. judgment against us, our officers and directors and the Israeli experts named in this Prospectus or to assert U.S. securities law claims in Israel.

          Service of process upon our directors and officers and the Israeli experts named herein, substantially all of whom reside outside the United States, may be difficult to effect within the United States.  Furthermore, substantially all our assets are located outside the United States.  Accordingly, you may not be able to enforce any judgment obtained in the United States against us or such individuals or entities in the United States.

          It may also be difficult to enforce civil liabilities under the U.S. federal securities laws in original actions instituted in Israel.  However, subject to certain limitations, Israeli courts may enforce foreign final executory judgments, including those of the United States, for liquidated amounts in civil matters obtained after due process before a court of competent jurisdiction (according to the rules of private international law currently prevailing in Israel) that recognizes and enforces similar Israeli judgments, provided that:

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to defend;

•	such judgments or their enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

•	such judgments were not obtained by fraudulent means and do not conflict with any other valid judgment in the same matter between the same parties; and

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

INFORMATION ABOUT THE OFFERING

          CAPITALIZATION

          The following table sets forth our short-term debt, long-term debt, convertible debentures and capitalization as of March 31, 2004 on an actual basis but has been updated to reflect issuances of securities as of May 1, 2004:

(U.S. dollars in thousands) Unaudited

Short-term debt	65

Long-term debt	0

Convertible Debentures	0

Shareholders’ equity, NIS 0.001 par value; authorized 30,000,000 shares issued and outstanding 13,128,466 shares	7,544

Treasury stock, 0 shares

Total shareholders’ equity	7,544

Total capitalization	7,609

          SELLING SECURITYHOLDERS

          The securities offered by this Prospectus may be offered from time to time by the selling securityholders who have acquired or may acquire in the future our ordinary shares through their exercise of stock options granted to him.  The selling securityholders, their positions with the Company and the number of our ordinary shares offered by this Prospectus are as follows:

Name and Address	Position with Company	Shares Beneficiary Owned Prior to Offering(1)	Percentage of Ordinary Shares Owned Prior to Owing Effect to the Offering(1)	Number of Ordinary Shares Offered Hereby(2)	Number of Ordinary Shares Owned After Giving Effect to Offering(3)	Percentage of Ordinary Shares Owned after Owing Effect to the Offering(4)

Izhak Gross c/o Arel Communications and Software Ltd. 22 Einstein Street, Park Hamadah, Building 22 Post Office Box 4042 Kiryat Weizmann Nes Ziona, 74140 Israel(5)	Chairman of the Board of Directors	992,619	7.56%	150,000	842,619	6.35%

Philippe Szwarc c/o Arel Communications and Software Ltd. 22 Einstein Street, Park Hamadah, Building 22 Post Office Box 4042 Kiryat Weizmann Nes Ziona, 74140 Israel	Chief Executive Officer	392,857	2.99%	500,000	192,857	1.42%

Daniel Yelin c/o Arel Communications and Software Ltd. 22 Einstein Street, Park Hamadah, Building 22 Post Office Box 4042 Kiryat Weizmann Nes Ziona, 74140 Israel	Chief Financial Officer	82,143	0.63%	125,000	57,143	0.43%

(1)

Beneficial ownership is calculated as of May 16, 2004 in accordance with General Instruction F. to Form 20-F. Percentage ownership is based on 13,128,466 outstanding ordinary shares and options to purchase shares within sixty days of the date hereof are deemed beneficially owned for the purpose of computing the ownership percentage of the person holding these options, but are not deemed outstanding for purposes of computing the ownership percentage of any other person.

(2)

Includes ordinary shares underlying options granted to each of the selling securityholders pursuant to corporate resolutions and agreements with the selling securityholders whether or not exercisable within sixty (60) days of the date of this Prospectus.

(3)(4)

Assuming all ordinary shares registered pursuant hereto will be sold. Percentage ownership is based on 13,128,466 outstanding ordinary shares and assumes the issuance and sale of ordinary shares underlying options registered pursuant hereto; such ordinary shares are deemed outstanding for the purpose of computing the ownership percentage of the person holding these options, but are not deemed outstanding for purposes of computing the ownership percentage of any other person.

(5)

In May 2004, we announced that our largest shareholder, Clayton L. Mathile, has agreed to purchase all of the 842,619 shares held by Mr. Izhak Gross, the Chairman of our Board of Directors, at a price per share of $4.75. Such amount of shares constitutes all of Mr. Gross’ holdings in Arel, other than options to purchase 150,000 ordinary shares of Arel. In connection with this transaction, in accordance with Israeli law, Mr. Mathile also agreed to launch a partial tender offer pursuant to which Mr. Mathile will offer to purchase shares equal to up to 5% of Arel’s shares at the same price of $4.75 per share. Mr. Gross has agreed not to exercise his options during the offer should they not been exercised prior to such time. Mr. Gross further agreed to tender all of the shares he owns in accordance with the terms of the offer. Following the purchase of his shares, Mr. Gross will retire from Arel’s board of directors. Within 10 days following the tender offer, Mr. Mathile will purchase shares held by Mr. Gross not purchased in the tender offer. Mr. Mathile has not yet commenced the tender offer. Investors and shareholders are strongly advised to read each of the tender offer statement of Mr. Mathile and the solicitation/recommendation statement of Arel when each becomes available because they will contain important information.

          PLAN OF DISTRIBUTION

          The Ordinary Shares offered hereby may, subject to certain restrictions contained in the underlying document granting the options to purchase such shares, be sold from time to time in the open market, on the NASDAQ Small Cap Market, in privately negotiated transactions, or a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.  The Ordinary Shares are intended to be sold through one or more brokers or dealers or directly to purchasers.  Such broker-dealers may receive compensation in the form of commissions, discounts or concessions from the selling securityholders and/or purchasers of the Ordinary Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).  The selling securityholders and any broker-dealers who act in connection with the sale of Ordinary Shares hereunder may be deemed to be “Underwriters” within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of Ordinary Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

          The Ordinary Shares offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

          We will pay substantially all of the expenses incident to the offering and sale of the Ordinary Shares offered hereby to the public other than commissions and discounts of underwriters, dealers or agents.

          In order to comply with certain state securities laws, if applicable, the Ordinary Shares should be sold in such jurisdictions only through registered or licensed brokers or dealers.  In certain states, the Ordinary Shares may not be sold unless the Ordinary Shares have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with.

          There can be no assurance that the selling securityholders will sell any or all of the Ordinary Shares offered by them hereby.

          We will not receive any of the proceeds from the sale of the Ordinary Shares pursuant to this Prospectus.

EXPENSES OF THE OFFERING

          We have incurred, or will incur, the following estimated expenses in connection with the sale of the securities covered by this prospectus:

SEC Registration fee	$478.93

Legal fees and expenses	$5,000

Miscellaneous	$6,000

Total	$11,478.93

LEGAL MATTERS

          The validity of the Ordinary Shares being offered hereby will be passed upon for the Company by Yigal Arnon & Co., Tel Aviv, Israel, our Israeli counsel.

EXPERTS

          The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 20-F for the year ended December 31, 2002 and on Form 6-K filed with the Securities and Exchange Commission on May 19, 2004 for the year ended December 31, 2003, have been so incorporated in reliance on the report of Kesselman & Kesselman, independent certified public accountants in Israel and a member of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES IN THE UNITED STATES

          We are incorporated in Israel, most of our executive officers and directors and the Israeli experts named herein are nonresidents of the United States, and a substantial portion of the assets of such persons and of ours are located outside the United States.  For further information regarding enforceability of civil liabilities against us and certain other persons, see “Risk Factors Related to Operations in Israel”.

DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SIGNATURES

          Pursuant to the requirements of Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookline, Massachusetts, USA, on the 20th day of May, 2004.

Arel Communications and Software Ltd.

By: /S/

Philippe Szwarc
Chief Executive Officer

          KNOW ALL MEN BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Philippe Szwarc, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities Exchange Commission, granting such attorney-in-fact and agent, full power and authority to do all such other acts and execute all such other documents as he may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/	Chairman of the Board of Directors	May 20, 2004

Izhak Gross

/s/	Chief Financial Officer (principal financial and accounting officer)	May 20, 2004

Daniel Yelin

/s/	Director	May 20, 2004

Shimon Klier

/s/	Director	May 20, 2004

George Morris

/s/	Director	May 20, 2004

Asher Schapiro

/s/	Director	May 20, 2004

Amos Sapir

/s/	Director	May 20, 2004

Efrat Bronfeld

Exhibit Index.

4.1	Memorandum of the Registrant (incorporated by reference from our Registration Statement on Form F-1, File No. 33-76350, as amended, filed with the Commission on March 11, 1994).

4.2	Articles of Association of the Registrant (incorporated by reference from our Registration Statement on Form F-1, File No. 33-76350, as amended, filed with the Commission on March 11, 1994).

4.3	Employee Share Option Plan 2000 (for Israeli employees).

U.S. Employee Share Option Plan 2000 (for U.S. employees).

4.4	Unanimous Written Consent of the Board of Directors of Arel dated July 30, 1998.

4.5	Unanimous Written Consent of the Compensation Committee for Executives of Arel dated March 26, 2001.

4.6	Grant Letter to Mr. Zvi Klier dated July 1998.

4.7

Chief Executive Officer Employment Agreement dated May 1, 2002 between Arel Communications and Software, Inc. and Philippe Szwarc (incorporated by reference from our Annual Report on Form 20-F for the year ended December 31, 2002, filed with the Commission on June 30, 2003).

4.8

Chief Financial Officer Employment Agreement dated July 15, 2002 between Arel Communications and Software, Inc. and Daniel Yelin (incorporated by reference from our Annual Report on Form 20-F for the year ended December 31, 2002, filed with the Commission on June 30, 2003).

4.9	Form of Grant Letter under the Employee Share Option Plan 2000 (for Israeli employees).

Form of Grant Letter under the U.S. Employee Share Option Plan 2000 (for U.S. employees).

5.1	Opinion of Yigal Arnon & Co.

23.1	Consent of Yigal Arnon & Co. (included in the opinion filed as Exhibit 5.1).

23.2	Consent of Kesselman & Kesselman.

24.1	Power of Attorney (included on signature page).